UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of

the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): February 26, 2014

ATLANTIC POWER CORPORATION

(Exact name of registrant as specified in its charter)

British Columbia, Canada	001-34691	55-0886410
(State or other jurisdiction of incorporation or organization)	(Commission File Number)	(IRS Employer Identification No.)

One Federal Street, Floor 30 Boston, MA	02110
(Address of principal executive offices)	(Zip Code)

(617) 977-2400

(Registrant’s telephone number, including area code)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐                 Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐                 Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐                 Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐                 Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.01.                                        Entry into a Material Definitive Agreement.

As previously disclosed, on January 30, 2014, Atlantic Power Limited Partnership (“APLP”), a wholly-owned indirect subsidiary of Atlantic Power Corporation (TSX: ATP; NYSE: AT) (the “Company”), launched the syndication of new senior secured credit facilities.  On February 24, 2014, APLP entered into a Credit and Guaranty Agreement by and among APLP, certain subsidiaries of APLP, as guarantors, the Lenders signatory thereto, Goldman Sachs Lending Partners LLC (“Goldman Sachs”) and Merrill Lynch, Pierce, Fenner & Smith Incorporated (“Merrill Lynch”), as Joint Syndication Agents, Goldman Sachs as Administrative Agent and as Collateral Agent, Goldman Sachs and Merrill Lynch as Joint Lead Arrangers and Joint Bookrunners, Union Bank, N.A. (“UB”) and RBC Capital Markets as Revolver Joint Lead Arrangers and Revolver Joint Bookrunners and UB and Royal Bank of Canada as Revolver Co-Documentation Agents (the “Credit Agreement”).  The Credit Agreement provides for new senior secured credit facilities comprising $600 million in aggregate principal amount of senior secured term loan facilities and $210 million in aggregate principal amount of senior secured revolving credit facilities (collectively, the “New Credit Facilities”).  Unless otherwise noted, all dollar amounts in this Current Report are presented in U.S. dollars.

Borrowings under the New Credit Facilities are available in U.S. dollars and Canadian dollars and bear interest at a rate equal to the Adjusted Eurodollar Rate, the Base Rate or the Canadian Prime Rate (each as defined in the Credit Agreement), as applicable, plus an applicable margin between 2.75% and 3.75% that varies depending on whether the loan is a Eurodollar Rate Loan, Base Rate Loan, or Canadian Prime Rate Loan (each, as defined in the Credit Agreement).  Currently, the applicable margin for the term loans bearing interest at the Adjusted Eurodollar Rate is 3.75%.  The Adjusted Eurodollar Rate cannot be less than 1.00%.  The senior secured term loans mature on February 24, 2021.  The revolving commitments under the senior secured revolving credit facilities terminate on February 24, 2018.  Letters of credit are available to be issued under the revolving credit commitments until 30 days prior to the Letter of Credit Expiration Date under, and as defined in, the Credit Agreement.  APLP is required to pay a commitment fee with respect to the revolving commitments under the senior secured revolving credit facilities that is equal to 0.75% times the average of the daily difference between the revolving commitments and all outstanding revolving loans (excluding swing line loans) plus amounts available to be drawn under letters of credit and all outstanding reimbursement obligations with respect to drawn letters of credit.

The New Credit Facilities are secured by a pledge of the equity interests in APLP and its subsidiaries, guaranties from the APLP subsidiary guarantors and a limited recourse guaranty from the entity that holds all of the APLP equity, a pledge of certain material contracts and certain mortgages over material real estate rights, an assignment of all revenues, funds and accounts of APLP and its subsidiaries (subject to certain exceptions), and certain other assets.  The New Credit Facilities are not otherwise guaranteed or secured by the Company or any of its subsidiaries (other than the APLP subsidiary guarantors).  The New Credit Facilities will also have the benefit of a debt service reserve account, which is required to be funded and maintained at the debt service reserve requirement, equal to six months of debt service.

APLP’s existing C$210 million aggregate principal amount of 5.95% Medium Term Notes due June 23, 2036 (the “MTNs”) prohibit APLP (subject to certain exceptions) from granting liens on its assets (and those of its material subsidiaries) to secure indebtedness, unless the MTNs are secured equally and ratably with such other indebtedness.  Accordingly, in connection with the execution of the Credit Agreement, APLP has granted an equal and ratable security interest in the collateral package securing the New Credit Facilities in favor of the trustee under the indenture governing the MTNs for the benefit of the holders of the MTNs.

The Credit Agreement contains customary representations, warranties, terms and conditions, and covenants.  The covenants include a requirement that APLP and its subsidiaries maintain a Leverage Ratio (as defined in the Credit Agreement) ranging from 5.50:1.00 in 2014 to 4.00:1.00 in 2021, and an Interest Coverage Ratio (as defined in the Credit Agreement) ranging from 2.50:1.00 in 2014 to 3.25:1.00 in 2021.  In addition, the Credit Agreement includes customary restrictions and limitations on APLP’s and its subsidiaries’ ability to (i) incur additional indebtedness, (ii) grant liens on any of their assets, (iii) change their conduct of business or enter into mergers, consolidations, reorganizations, or certain other corporate transactions, (iv) dispose of assets, (v) modify material contractual obligations, (vi) enter into affiliate transactions, (vii) incur capital expenditures, and (viii) make dividend payments or other distributions, in each case subject to customary carve-outs and exceptions and various thresholds.

Under the Credit Agreement, if a change of control (as defined in the Credit Agreement) occurs, unless APLP elects to make a voluntary prepayment of the term loans under the New Credit Facilities, it will be required to offer each electing lender to prepay such lender’s term loans under the New Credit Facilities at a price equal to 101% of par.  In addition, in the event that APLP elects to repay, prepay or refinance all or any portion of the term loan facilities within one year from the initial funding date under the Credit Agreement, it will be required to do so at a price of 101% of the principal amount so repaid, prepaid or refinanced.

The Credit Agreement also contains a mandatory amortization feature and customary mandatory prepayment provisions, including:

•                  from proceeds of assets sales, insurance proceeds, and incurrence of indebtedness, in each case subject to applicable thresholds and customary carve-outs; and

•                  using 50% of the cash flow of APLP and its subsidiaries that remains after the application of funds, in accordance with a customary priority, to operations and maintenance expenses of APLP and its subsidiaries, debt service on the New Credit Facilities and the MTNs, funding of the debt service reserve account, debt service on other permitted debt of APLP and its subsidiaries, capital expenditures permitted under the Credit Agreement, and payment on the preferred equity issued by Atlantic Power Preferred Equity Ltd., a subsidiary of APLP.

Under certain conditions the lending commitments under the Credit Agreement may be terminated by the lenders and amounts outstanding under the Credit Agreement may be accelerated.  Such events of default include failure to pay any principal, interest or other amounts when due, failure to comply with covenants, breach of representations or warranties in any material respect, non-payment or acceleration of other material debt of APLP and its subsidiaries, bankruptcy, material judgments rendered against APLP or certain of its subsidiaries, certain ERISA or regulatory events, a change of control of APLP, or defaults under certain guaranties and collateral documents securing the New Credit Facilities, in each case subject to various exceptions and notice, cure and grace periods.

On February 26, 2014, $600 million was drawn under the senior secured term loan facility, and letters of credit in an aggregate face amount of $144 million were issued (but not drawn) pursuant to the revolving commitments under the senior secured revolving facility and used (i) to fund a debt service reserve in an amount equivalent to six months of debt service (approximately $15.8 million), and (ii) to support contractual credit support obligations of APLP and its subsidiaries and of certain other affiliates of the Company.

The Company and its subsidiaries have used the proceeds from the term loans under the New Credit Facilities to:

•                  optionally prepay or redeem in whole, at a price equal to par plus accrued interest and applicable make-whole premium, of (i) the $150,000,000 aggregate principal amount outstanding of 5.87% Senior Guaranteed Notes, Series A, due 2015 and the $75,000,000 aggregate principal amount outstanding of 5.97% Senior Guaranteed Notes, Series B, due 2017 issued by Atlantic Power (US) GP, and (ii) the $190,000,000 aggregate principal amount outstanding of 5.9% Senior Notes due 2014 issued by Curtis Palmer LLC;

•                  pay transaction costs and expenses; and

•                  make a distribution to the Company in the range of approximately $120 million to $125 million, which the Company may use for any corporate purpose, including, in the discretion of the Company, additional debt reduction which may, taking into account available funds, market conditions and other relevant factors, include steps to repurchase or redeem, by means of a tender offer or otherwise, up to $150 million aggregate principal amount of the Company’s 9.0% senior unsecured notes due 2018 and up to C$45 million of the Company’s 6.50% convertible debentures due October 31, 2014.

From time to time, in the ordinary course of their business, certain lenders under the Credit Agreement or their affiliates have provided, and may in the future provide, financial advisory and investment banking services to the Company and its affiliates, for which they have received and may continue to receive customary fees and commissions.

This description of the Credit Agreement and the New Credit Facilities does not purport to be complete and is qualified in its entirety by reference to the Credit Agreement, which the Company expects to file as an exhibit to the Company’s Annual Report on Form 10-K for the year ended December 31, 2013, as required under the rules of the Securities Exchange Act of 1934, as amended.

Item 1.02.                                        Termination of a Material Definitive Agreement.

The information set forth under “Item 1.01. Entry into a Material Definitive Agreement” of this Current Report on Form 8-K is incorporated by reference into this Item 1.02.  The Credit Agreement replaces the Company’s existing $150 million senior secured revolving credit facility (the “Prior Credit Facility”), which was terminated concurrently with the utilization of the New Credit Facilities described above.  The description of the material terms and conditions of the Second Amended and Restated Credit Agreement, dated as of August 2, 2013, among the Company, Atlantic Power Generation Inc. and Atlantic Power Transmission, Inc., as Borrowers, Bank of Montreal, as Administrative Agent and an L/C Issuer, the other Lenders party thereto, Union Bank, N.A., as Syndication Agent, The Toronto-Dominion Bank and Morgan Stanley Bank, N.A., as Co-Documentation Agents and BMO Capital Markets, Union Bank, Canada Branch and The Toronto-Dominion Bank, as Joint Lead Arrangers and Joint Bookrunners under “Item 1.01. Entry into a Material Definitive Agreement” in the Current Report on Form 8-K of the Company filed on August 5, 2013 is incorporated herein by reference.

As previously disclosed in the Company’s Current Report on Form 8-K filed on January 30, 2014, the Prior Credit Facility contained certain guaranties, which were terminated in connection with the termination of the Prior Credit Facility. In addition, the terms of the Company’s 9.0% senior unsecured notes due 2018 (the “9.0% Notes”) provide that the guarantors of the Prior Credit Facility guarantee the 9.0% Notes. As a result, upon termination of the Prior Credit Facility and the related guaranties, the guaranties under the 9.0% Notes were cancelled and the guarantors of the 9.0% Notes were automatically released from all of their obligations under such guaranties.

Item 2.03.                                        Creation of a Direct Financial Obligation or an Obligation under an Off-Balance Sheet Arrangement of a Registrant.

On February 24, 2014, APLP entered into the Credit Agreement described in “Item 1.01. Entry into a Material Definitive Agreement” of this Current Report on Form 8-K, which information is incorporated by reference into this Item 2.03.

On February 26, 2014, $600 million was drawn under the senior secured term loan facility, and letters of credit in an aggregate face amount of $144 million were issued (but not drawn) pursuant to the revolving commitments under the senior secured revolving facility.  Such proceeds and letters of credit were used for the purposes described in “Item 1.01 Entry into a Material Definitive Agreement” of this Current Report on Form 8-K, which information is incorporated by reference into this Item 2.03.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Atlantic Power Corporation

Dated: February 26, 2014	By:	/s/ Terrence Ronan
Name: Terrence Ronan
Title: Chief Financial Officer